Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in the Offering Statement on Form 1-A/A of CalTier Fund I, LP, a Delaware limited partnership (the “Partnership”), of our report dated May 5, 2022 on our audits of the statements of financial condition including the schedule of investments, as of December 31, 2021 and 2020, and the related statements of operations and changes in partners’ capital (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

/s/ PKF San Diego, LLP
San Diego, California	PKF San Diego, LLP

February 15, 2023